Exhibit 10.5

ADVISORY AGREEMENT

This Agreement (the “Agreement”), effective as of June 1st, 2021, (the “Effective Date”), is made by and between SOS Hydration Inc. herein referred to collectively as (“Company”), and KHBH, LLC (“Advisor”). For the purposes of this Agreement, Company and Advisor may sometimes herein be referred to collectively as the “Parties” or individually as a “Party.”

WHEREAS, Advisor is the business of providing consulting services on development, marketing, management and distribution of goods and services.

WHEREAS, Advisor has the right to represent Kevin Harrington (“KH”) WHEREAS, Company has a product line called SOS Hydration (“Business”)

WHEREAS, Company desires to retain the services of Advisor to serve the Company as an independent contractor as defined below.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and other good and valuable consideration, the receipt of which is acknowledged by the Parties, the Parties agree as follows:

1.	APPOINTMENT OF ADVISOR.

1.1.	Appointment.
a.	Company hereby engages Advisor to act as a brand ambassador and consult on growth strategy for Business, which may include advising on the following: launch planning, marketing, advertising, public relations, press, media, influencer and celebrity marketing, strategic partnerships, cross-promotional strategies, revenue models, key introductions to vendors, partners, marketers, and general business. This shall include regular advisory calls, video conferences, and email correspondence with KH and team. Company shall serve on the Company Board of Advisors, KH shall appear in various marketing videos/collateral for the Company, Advisor shall make posts on KH social media networks on a mutually agreeable regular basis about the Company. Any travel requested by Company must be made in writing at least thirty (30) days in advance and is subject to Advisor’s availability.
b.	KH shall personally appear in mutually agreeable video, digital, and written content. Advisor reserves the right to approve any and all materials to be utilized that will contain the name and likeness of the Advisor and/or KH, including but not limited to press releases, video, audio, marketing materials and financial plans. All rights granted to the Company including but not limited to the use of Advisor and KH’s name, brand or likeness shall cease after any term or termination of this agreement.
c.	By the 10th of each month, Advisor shall provide a brief recap of Advisor’s prior month activities as it relates to the Company.

1.2.	Term.
a.	Term. This Agreement shall be effective for a period of Six (6) months, and automatically renew every 6 months, unless either party gives at least 15 day prior notice before the 6 month anniversary date from the singing or renewal of this Agreement.
b.	Termination. During the term the Parties shall have the following rights to terminate this Agreement:

i.	Advisor shall have the option to terminate this Agreement in the event the Company breaches any term of this agreement, fails to timely pay any or all amounts due under this Agreement, ceases to do business, becomes subject to any government regulatory investigations, penalties or failure to comply with local, state and/or federal laws, becomes subject to a claim or lawsuit involving mismanagement, misrepresentation, fraud or engages in an activity that Advisor determines that will negatively affect Advisor’s name or brand or Company has filed for bankruptcy, dissolution or an assignment for the benefit of creditors. In the event of the Company’s breach of any term of this Agreement beyond any cure periods, Advisor shall retain all economic benefits contained in this Agreement for the remainder of that specific 6 month term.
ii.	Company shall have the option to terminate this Agreement in the event that Advisor breaches any term of this agreement, ceases to do business, is convicted of a felony, or has filed for bankruptcy, dissolution or an assignment for the benefit of creditors. Further, the Parties understand that SOS has the right to terminate the Agreement at its complete discretion before the expiration of each 6 month term. If Company terminates the Agreement, all economic benefits shall continue through the remainder of that 6 month term.
iii.	Notwithstanding the above, each of the Parties hereto shall have ten (10) days to cure any alleged breach of any term of this Agreement. The notice shall be in writing and delivered to the other party through electronic or other courier service.
iv.	Upon Termination of this Agreement, Company must stop the use of Advisor and Kevin Harrington branding, videos, name, and likeness.

2.	COMPENSATION

2.1	Compensation for Services: Advisor shall receive the following:

a.	Company shall pay to Advisor a fee of fifteen thousand dollars $(15,000) per month.
b.	For any new retail, wholesale, or distribution business introduced by Advisor, Company shall pay Advisor a royalty fee of four percent (4%) of “Net Sales” for that specific business introduced to the Company. “Net Sales” shall be defined as gross revenues received by the Company minus direct slotting and promotion fees for those respective introduced accounts or businesses. Any royalties shall continue past the Term of this Agreement, for as long as the Company is still doing business with introduced third parties.
c.	Advisor shall receive ten percent (10%) equity interest in the company (490,000 shares of common stock), in the form of cashless warrants priced at the fair market value of the Company at the signing of this Agreement, of $20 million, vested according to this schedule: 25% of the warrants issued (122,500 shares of common stock) upon signing of this Agreement, 25% at the 6 month anniversary of this Agreement, 25% at the 12 month anniversary of this Agreement, 25% at the 18 month anniversary of this Agreement. These warrants, when vested, shall not have a termination date and will survive the termination of this Agreement. If the Agreement is terminated, Advisor only has right to the warrants which have been earned through the current Term of the Agreement.
d.	In the event of the expiry or termination of this Agreement, Advisor shall be entitled to retain all fees paid and warrants vested at the time of expiry or termination of the Agreement.

3.	COMPANY INFORMATION
3.1.	Confidentiality.
a.	Generally. Advisor will keep all information obtained from the Company (the “Information”) confidential. Advisor may disclose Information to its officers, directors, employees, agents and representatives, and to its other advisors and financial sources on a need to know basis only and will ensure that all such persons will keep the Information strictly confidential.
b.	Exceptions. No obligation of confidentiality shall apply to Information that:
(i)	is in the public domain or enters the public domain without a breach by Advisor;(ii) was known or became known by Advisor prior to the Company’s disclosure thereof to Advisor;
(ii)	becomes known to Advisor from a source other than the Company, and other than by the breach of an obligation of confidentiality owed to the Company;
(iii)	is disclosed by the Company to a third party without restrictions on its disclosure;
(iv)	is independently developed by Advisor; or
(v)	is required to be disclosed by Advisor or their respective officers, directors, employees, agents, attorneys or its other advisors and financial sources, pursuant to any order of a court of competent jurisdiction or other governmental body or as may otherwise be required by law.

3.2.	Indemnification. Company, its agents or assigns, hereby agree to indemnify, defend and hold Advisor harmless from all losses, claims, damages, liabilities, costs or expenses, including reasonable attorney's fees, joint and several (herein collectively. “Claims”), arising from the performance of this Agreement, whether or not Advisor is party to such dispute. Advisor shall indemnify and hold Company, its affiliates, officers, employees and agents harmless from and against all Claims arising from its performance hereunder, which have given rise to such liability. Pending any final determination of liability hereunder, the indemnification and reimbursement provision of this Agreement shall apply to each of the Parties and each shall perform its obligation hereunder to defend and reimburse the other for its expenses.

3.3.	Warranty: Each Party warrants that it will remain in compliance with all federal, state and local laws, regulations, and ordinances as it relates to marketing and distribution as provided in this Agreement. Further, each Party shall provide prompt notice to the other of receipt of any notice of any claim or actions regarding the above. Company further warrants that it shall fund all approved purchase orders and growth initiatives. Company understands that there will be third party commissions payable to agreed upon sales representatives and Company shall keep current with all such payments to maintain Advisor’s business relationships.

4.	GENERAL TERMS

4.1.	Independent Contractor. Advisor and Company hereby acknowledges that Advisor is an independent contractor. Advisor shall not hold itself out, as, nor shall it take any action from which others might infer that it is agent of or a joint venture of Company.
4.2.	Partial Invalidity. If any part of this Agreement shall be determined by a court or mediator to be invalid, the remainder hereof shall be construed as valid and as if the invalid portion has been omitted.
4.3.	Assignment. None of the Parties shall assign this Agreement without the written consent of the other Parties.
4.4.	Waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the Party making the waiver.

4.5.	Dispute Resolution. The Parties shall attempt to resolve any dispute arising out of or relating to this Agreement through amicable negotiations amongst the parties. If the matter is not resolved by negotiation, the Parties shall resolve the dispute using the procedures noted in Section 4.6.
4.6.	Mediation and Arbitration. Any controversy or dispute arising out of or relating to this Agreement shall be submitted to mediation in accordance with any statutory rules in the state of California. If mediation is not successful in resolving the entire dispute or is unavailable, any outstanding issues will be submitted to final and binding arbitration under the rules of the American Arbitration Association. The arbitrator’s award will be final, and judgment may be entered upon it by any court having proper jurisdiction within the state of California.
4.7.	Choice of Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of California.
4.8.	Miscellaneous. This Agreement sets forth the entire understanding of the Parties relating to the subject matter hereof and supersedes and cancels any communications, prior understandings and agreements between the Parties. This Agreement is non-exclusive and cannot be modified or changed, nor can any of its provisions be waived, except by written agreement signed by all Parties. In the event of any dispute as to the terms of this Agreement, the prevailing Party in any litigation shall be entitled to recover its reasonable attorney's fees and costs.
4.9.	Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or five business days after deposit in the United States Postal Service, by (a) advance copy by fax, (b) mailing by express courier or registered or certified mail with postage and fees prepaid, addressed to each of the other Parties entitled at the following addresses, or at such other addresses as a Party may designate by ten days advance written to each of the other Parties hereto:

Company:

SOS Hydration Inc,

548 Market Street, #82331 San Francisco, CA 94104

Advisor:

KHBH, LLC

200 2nd Ave S Ste 351 St. Petersburg, FL 33701

4.10.	Entire Agreement. This Agreement supersedes any and all other agreements, either written or oral, between the Parties hereto with respect to the services of Advisor to the Company as it relates to the subject matter of this Agreement.
4.11.	Amendment. All Parties to this Agreement must sign any modifications to this Agreement.

IN WITNESS WHEREOF, the fully authorized officers of the Parties have set their respective hands hereto:

SOS Hydration Inc.:

By: /s/James Mayo

James Mayo, CEO and Founder

KHBH, LLC:

By: /s/Kevin Harrington

Kevin Harrington, CEO & President